EXHIBIT 3.11

AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FACTORY CARD & PARTY OUTLET CORP.

(Pursuant to Section 242 of the

General Corporation Law of Delaware)

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is:

Factory Card & Party Outlet Corp.

2. This Amendment to the corporation’s Amended and Restated Certificate of Incorporation hereby amends Article SIXTH of the Amended and Restated Certificate of Incorporation of the corporation as set forth herein.

3. Article SIXTH is hereby deleted in its entirety and the following shall be inserted herein:

SIXTH: The Board shall consist of nine persons; provided, however, that such number of directors may from time to time be increased and decreased by a duly adopted resolution of the Board but shall in no event be reduced to less than three. The Board of Directors shall be divided into three classes (designated as “Class One Directors”, Class Two Directors” and “Class Three Directors”), as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial Class One Directors shall hold office for a term expiring at the 2004 annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal; the initial Class Two Directors shall hold office for a term expiring at the 2005 annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal; and the initial Class Three Directors shall hold office for a term expiring at the 2006 annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal. At each such annual meeting of stockholders and at each annual meeting thereafter, successors to the class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal.

Subject to the rights of the holders of any series of preferred stock or any other class of capital stock of the Corporation (other than Common Stock) then outstanding, any vacancy in the Board of Directors, arising from death, retirement, resignation, removal, an increase in the number of directors or any other cause, may only be filled by the Board of Directors (to the extent, but only to the extent, that such directors would constitute a majority of such remaining directors), acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director or, if the vacancy is with respect to a director elected by a voting group, by action of any other directors elected by such voting group or such voting group. Each director chosen to fill a vacancy in the Board of Directors arising from the death, retirement, resignation, removal of a director shall be elected to complete the term of office of the director who is being succeeded. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director’s current term or his or prior death, retirement, resignation or removal and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

The name and address of the persons to serve as directors (and the classes in which such persons shall serve as directors) upon effectiveness of this Amendment to the Amended and Restated Certificate of Incorporation is set forth below:

Class One	Class Two	Class Three
Ben Evans 2727 Diehl Road Naperville, IL 60563	Peter Michael Holmes 2727 Diehl Road Naperville, IL 60563	John G. Brim 2727 Diehl Road Naperville, IL 60563

Martin G. Mand 2727 Diehl Road Naperville, IL 60563	Patrick O’Brien 2727 Diehl Road Naperville, IL 60563	James D. Constantine 2727 Diehl Road Naperville, IL 60563

Robert S. Sandler 2727 Diehl Road Naperville, IL 60563	Gary W. Rada 2727 Diehl Road Naperville, IL 60563	Richard E. George 2727 Diehl Road Naperville, IL 60563

4. This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the required vote of stockholders in accordance with Section 242 of the General Corporation Law of Delaware.

Signed and attested to on July 17, 2003.

By: /s/    Gary W. Rada

Title: President and Chief Executive Officer

Attest:

/s/    James D. Constantine

Title: Executive Vice President and Chief Financial and

Administrative Officer